EXHIBIT 99.1

FOR IMMEDIATE RELEASE – December 17, 2008

Contact:

Lyn Hittle	919.536-7547
Kim Saunders	919-687-7800 ext 816

M&F Bancorp, Inc. Announces Resignation of Director and appointment of new Director and Board Chair

DURHAM, N.C. December 17, 2008 – M&F Bancorp, Inc. (OTCBB: MFBP), the parent company of Mechanics and Farmers Bank (“M&F Bank”), today reported that Mr. Maceo K. Sloan, Chairman of the Board of Directors has tendered his resignation from M&F Bancorp’s Board and the Board of M&F Bank. Mr. Sloan has been appointed Chairman of the College Retirement Equities Fund (“CREF”) Board of Trustees, and has indicated that the time commitments for that position and his own firm’s clients, will not allow him to fulfill his commitment to M&F Bancorp and M&F Bank. Mr. Sloan is currently Chairman, CEO and CIO of NCM Capital, an investment management company headquartered in Durham, NC. Mr. Sloan serves as a director of SCANA Corporation, and has been a trustee of CREF-College Retirement Equities Fund since 1991 and TIAA-CREF Mutual Funds, which are investment companies subject to the reporting requirements of the Securities Exchange Act of 1934. Mr. Sloan has served on the Board of Directors of M&F Bancorp since 2000, and on the Board of Directors of M&F Bank from 1980 to 2001, and since June 2005.

In a statement, Mr. Sloan said, “The Bank is well-positioned under the capable leadership of Kim Saunders, its current President and CEO, and I wish M&F Bank continued success for years to come.”

Kim Saunders, President and CEO of M&F Bancorp and M&F Bank, upon receiving Mr. Sloan’s resignation, stated “Mr. Sloan has served the Bank and Holding Company faithfully for many years. His dedication and wisdom have contributed greatly to the legacy of this century old historic institution. On behalf of the Boards, I wish to express our gratitude and appreciation to Mr. Sloan and we know that CREF will continue to be well served by Mr. Sloan in the years to come.”

Mr. James A. Stewart, Chairman of the Board of M&F Bank, has been appointed to replace Mr. Sloan as a director of M&F Bancorp until the next election of directors at the annual meeting of the shareholders, and will also serve as Chairman. Mr. Stewart has served on the Bank board since 2002 and has been the Chairman of M&F Bank since 2006. Mr. Stewart has served in a number of Board and Committee positions with M&F Bank, including Vice Chair of the Board, and member of the Personnel, Board ALCO, Information Systems and Executive Committees. He has been an active participant in the Triangle community, serving as a member of the Durham Workforce Development Board and its Finance Committee, on the Parrish Street Redevelopment Advocacy Group and its Economic Development Committee, on the Advisory Board of the Durham YMCA, on the board of directors of the YMCA of the Triangle and its Endowment Committee, as co-chair of the Triangle United Way African American Leadership Initiative, as

Chairman of the Triangle Community Foundation Real Estate Board, as a Trustee of Barber-Scotia College, as Chair of the Chancellor’s African-American Advisory Council of N.C. State University, and as Chair of the Trustee Ministry of White Rock Baptist Church.

Mr. Stewart is the principal of Stewart Commercial, a commercial real estate firm. He is a member of the National Association of Corporate Directors, a member of the National Association of REALTORS® and its subsidiary, the Commercial Investments Real Estate Institute, and a member of the Greater Durham Chamber of Commerce.

M&F Bancorp, Inc., a bank holding company with assets of approximately $274.0 million as of September 30, 2008, is the parent company of Mechanics and Farmers Bank. The Company’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” Mechanics and Farmers Bank has nine banking centers: Raleigh (2), Durham (3), Piedmont-Triad (2), and Charlotte (2). For additional information, contact M&F Bank Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, North Carolina at 919-687-7800, or visit www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company’s filings with the Securities and Exchange Commission, and is available at www.sec.gov.